Exhibit 99.2

Trading symbol: CSWG (OTCBB) Sen Yu International Holdings, Inc. 19 West 44th Street, Suite 1108 New York, NY 10036 Tel: +1 212-997-8585 Fax: +1 212-997-8588 email: ir@senyuholdings.com

Overview Spring 2011

Through its unique business model Sen Yu International Holdings, Inc. (OTCBB:CSWG) is rapidly becoming leading producer and distributor of breeding and commercial hogs in China

“Advancing Pig Production for China’s Pork Hungry Consumers”

Founded in 2004, Sen Yu International Holdings, Inc. (the “Company” or “Sen Yu”) is engaged in the sale of breeding and commercial hogs in China. Based in Jiamusi City, the Company operates out of Heilongjiang Province. Sen Yu’s unique partnership-based model allows it to effectively capture profits without the need for heavy investments in hard assets such as farm and processing facilities. Sen Yu’s goal is to establish itself as a leading producer and distributor of breeding and commercial hogs in China. In the fiscal year ending June 30, 2010, they sold 384,780 commercial hogs to the Beijing market.

China is the world’s top pork producer and also the world’s top pork consumer.  In 2010 China accounted for 51.5 million tons of pork production (50% of the world’s total 103.4 million tons of production) and 50% (51.9 million tons) of global pork consumption. China’s middle class continues to grow and shift its diet to higher protein content and pork is the meat of preference.

Sen Yu has strong partnerships with distributors and suppliers. These relationships allow it to scale its production capacity and take advantage of rising demand. The business model mitigates the Company’s exposure to distribution, production and procurement risks associated with the pork supply chain. Incentive based partnerships allow for a rapidly scalable model with minimal capital expenditure requirements.

Investment Highlights
Scalable and Pass-through Business Model:  A partnership-based model allows Sen Yu to utilize partner expertise and to mitigate the risks associated with hog distribution, production and procurement. Incentives offered to farmers such as fodder financing, technical training and profit sharing plans allow the Company to rapidly increase the network of farmers producing commercial hogs for resale by Sen Yu.

Superior Product Quality and Disease Control:  The Company specializes in breeding only Dutch and Canadian hogs, known for their superior quality. Canadian purebred breeding hogs have a higher survival, fertility and growth rate, as well as an improved disease resistance when compared to traditional Chinese breeding hogs.  Comprehensive quality and disease control starts at the genetics level and extends throughout the production cycle.  Exclusivity with farmers and fodder suppliers ensures quality consistency.

Strong R&D Capability:  Sen Yu was designated by the Livestock Bureau of Heilongjiang Province as the ‘Breeding Swine Research Center’ for Heilongjiang Province.  Through the guidance of the ‘Canadian Center for Swine Improvement (CSSI)’, the Sino-Canadian joint venture (the “JV”) utilizes advanced technology for hog breeding and selection.

Favorable Market Outlook and Investment Policy:  Pork currently accounts for 65% of total meat consumption in China.  Per-capita consumption has more than quadrupled since 1981 and is among the highest in the world.  There are strong opportunities for consolidation as the market is large and highly fragmented; 75% of the 650 million pigs produced per year in China come from “backyard” farms that sell less than 50 heads.  During the next 5 years, minimum wage in China is expected to double, which will further drive pork consumption as disposable income levels rise.  Government subsidies, income tax exemption and other favorable policies encourage domestic hog production.

Robust Financial Performance:  For its fiscal year ended June 30, 2010, Sen Yu generated $70.4 million in revenue and $8.3 million in net income, an increase of 39.7% and 84.4%, respectively.

Public Company Stats
Ticker: CSWG
CIK: 0000724915
SIC Code:   0200
State of Incorporation: Delaware
Price (4/7/11):             $2.90
52-wk high/low:           $8.00/$1.10
Outstanding Shares:     23.05 mil
Float:                             ~5.26 mil
Market Capitalization:  $66.85 mil
Price/Sales:                     0.86 (ttm)
Price/Book                       1.64 (mrq)
*Information per Yahoo! Finance, 4/7/11.

Company Contact Information:
Sen Yu International Holdings, Inc.

Paul  Li – CFO
Tel: + 1-212-997-8585
Tel: + 86-136-2135-2510
Tel: + 1-917-940-7098
email: paul.li@senyuholdings.com

Investor Relations Contact:
Hampton Growth, LLC
520 Broadway, Suite 350  #111
Santa Monica, CA 90401
Phone: +1 877 368 3566
Fax: 310.919.2902
info@hamptongrowth.com
www.hamptongrowth.com

Robert Haag – Asia
Tel: +86 152 2174 3282
robert.haag@hamptongrowth.com

Market Overview
Strong Fundamentals: Pork is the most popular meat in China and accounts for 65% of total domestic meat consumption. As a result, China leads globally in both pork production and consumption.  Per capita consumption of pork in China in 2010 is estimated at 37.1 kg, compared to 4.1 kg for beef and 9.3 kg for broiler meat, according to the USDA.  China’s pork consumption has more than doubled since 1990. Based on projections, per capita pork consumption in 2015 is estimated to be 107 pounds, according to a study from Purdue University. Using a predicted population figure of 1.40 billion, projected total Chinese pork demand for the year 2015 is estimated to be 68 million metric tons. Pork’s prices currently are relatively low compared to beef and lamb.

Favorable Government Policy:  In an effort to maintain the long term stability of the hog industry, the PRC government is working to increase disease prevention and production quality by encouraging a transition to larger commercial farms by providing subsidies to invest in larger farms, tax exemption to hog farming businesses, insurance and vaccines, zero interest loans, and price controls and caps on feed costs.
Heilongjiang is a leading agricultural province and the Livestock Bureau of Heilongjiang Province has designated Sen Yu as the ‘Breeding Swine Research Center’ for Heilongjiang Province.  As one of the leading hog breeding and production enterprises in Heilongjiang Province, Sen Yu should benefit greatly from continued government support.

Company Highlights
In 2006, Sen Yu formed a JV with Polar Genetics to use technology to introduce a superior breed of hog into China. In consideration for 40% of the JV, Polar Genetics provided 628 elite Canadian purebred pigs as well as advanced pig artificial insemination technology and facilities.  The breeding program was supported by experts from Polar Genetics, using advanced breeding technology under the guidance of the ‘Canadian Center for Swine Improvement (CCSI)’. The Canadian hogs bred through this JV facility require less fodder per pig, have faster growth rates, higher birth and survival rates and are higher in their lean meat ratio.

Sen Yu, through its subsidiary is the leading commercial hog breeder and supplier in Heilongjiang Province. The Company’s products include:

Breeding Hogs: Sen Yu has two breeding farms with combined capacity of up to 11,000 breeding hogs per year. The Canadian purebred breeding hogs used by Sen Yu have higher survival, pregnancy, birth and growth rates than traditional Chinese breeding hogs. This allows Sen Yu to be a preferred supplier to farmers.  Sen Yu’s Sino-Canadian JV has improved breeding technology through genetics management: 1 breeder can produce roughly 20 commercial pigs per year for 5 years.

Commercial Pigs: Sen Yu’s partnership with Wang Da and their involvement with the network farmers, through technical training, quality control and disease prevention, allow the company to ensure hog quality and the prevention of cross-breeding.  Average mature hogs weigh between 190 – 240 pounds and approximately 374,780 commercial hogs were sold in Beijing in fiscal year 2010.

Sen Yu has solid contracts with its two primary customers, Beijing 5th Meat Factory (Beijing) and Dahongmen (Beijing).  Sen Yu currently supplies only 8% of each companies total annual meat production and Sen Yu’s planned capacity expansion can be easily absorbed by both companies.

Financial Highlights
For the fiscal year ended June 30, 2010, revenues increased 39.7% to $70.4 million compared to $50.4 million for the year ended June 30, 2009. Net income after minority interest rose 84.4% to $8.3 million from $4.5 million.  For the second quarter ended Dec. 31, 2010, revenues increased 26.5% to $29.1 million from $23.0 million a year earlier. Net income after minority interest rose 166.9% to $11.2 million from $4.2 million.

Management
Zhenyu Shang, Founder/Chairman/CEO
Mr. Shang is Chairman and CEO of Sen Yu International Holdings, Inc. and Heilongjiang Sen Yu and Chairman of Sino- Canadian Sen Yu- Polar Swine Genetics. Prior to founding Heilongjiang Sen Yu in 2004, the operating company of Sen Yu International Holdings, Inc., he served as Chairman of Heilongjiang Sen Yu Real Estate Co., Ltd., a company he founded in 2000, and as Chairman of Heilongjiang Senyu Construction and Machinery from 1995 to 2000.
Mr. Shang received a bachelor’s degree from Heilongjiang Administrative Institute of Politics and Law.

Paul Li, CFO
Mr. Li joined Sen Yu in September 2010 and has over 34 years of finance experience. Prior to joining the Company, he served as CFO for Jinpan International Ltd. (Nasdaq GS: JST) and various insurance companies. He previously served as an internal audit and compliance officer for Countrywide / Bank of America, and as an audit manager for Prudential Insurance, St. Paul Insurance and Kelmar Associates, LLC, a U.S. government consulting firm. He is an assistant professor at the College of Insurance in New York and a guest lecturer at University of Nanjing.
Mr. Li received his MBA in risk management from the College of Insurance and is a Certified Public Accountant licensed in NJ & CA.

Pearl Hou, VP of Finance
Ms. Hou joined Sen Yu in August 2010. She previously worked at Allen & Overy, LLP, where she advised clients in the areas of foreign direct investment, joint venture, cross-border mergers and acquisitions, and other general corporate matters.
Ms. Hou holds Master of Laws degree from New York University School of Law and Bachelor of Laws degree from Beijing Foreign Studies University. She is an attorney qualified to practice law in the State of New York.

Disclaimer: Except for historical information contained herein, the statements in this fact sheet are forward looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  A fuller discussion of Sen Yu International Holdings, Inc. risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission.

(In million USD)	Fiscal Year Ending June 30		2nd Quarter Ending Dec. 31
Financials	2008(1)	2009	2010	2008	2009	2010
Total Revenue	$30.4	$50.4	$70.4	$14.9	$23.0	$29.1
Gross Profit	6.9	8.0	14.0	2.4	5.3	7.0
Operating Income(2)	6.0	4.1	10.2	1.8	4.2	5.7
Net Income after Minority Interest(2)	6.1	4.5	8.3	1.7	4.2	11.2
Net Income, Net of Warrants	NA	NA	10.3	NA	NA	5.7
Margins and Growth Rate
Gross Margin	22.7%	15.9%	19.9%	16.2%	23.2%	24.2%
Net Income Margin	20.1%	8.1%	14.5%	11.4%	18.3%	38.5%
Revenue Growth	NA	65.8%	39.7%	NA	54.5%	26.5%
Net Income Growth	NA	-26.2%	84.4%	NA	148.8%	166.9%
(In million USD)	Fiscal Year Ending June 30		2nd Quarter Ending Dec. 31
Financials	2008(1)	2009	2010	2008	2009	2010
Total Revenue	$30.4	$50.4	$70.4	$14.9	$23.0	$29.1
Gross Profit	6.9	8.0	14.0	2.4	5.3	7.0
Operating Income(2)	6.0	4.1	10.2	1.8	4.2	5.7
Net Income after Minority Interest(2)	6.1	4.5	8.3	1.7	4.2	11.2
Net Income, Net of Warrants	NA	NA	10.3	NA	NA	5.7
Margins and Growth Rate
Gross Margin	22.7%	15.9%	19.9%	16.2%	23.2%	24.2%
Net Income Margin	20.1%	8.1%	14.5%	11.4%	18.3%	38.5%
Revenue Growth	NA	65.8%	39.7%	NA	54.5%	26.5%
Net Income Growth	NA	-26.2%	84.4%	NA	148.8%	166.9%

(1) The consolidated financial statements included in the 2009 10K report with respect to the year ended June 30, 2008 include the results of operations and cash flows of Sen Yu for the period from February 28, 2008 to June 30, 2008 only.  The 2008 financial information in this presentation is prepared internally to include the full twelve month period that ended on June 30, 2008.
(2) During the fiscal year ended June 30, 2010, the Company incurred a non cash one time charge of $4.0 million. Without the adjustment to the one time non-cash charge, the Company’s Operating Income and Net Income would be 6.2 million and $4.3 million respectively, as reported in the 10K for the period ended June 30, 2010.

Growth Strategy
The Company’s growth strategy is to increase output through its network of farmers and reach a production capacity of one million commercial hogs by 2013.  In addition, Sen Yu plans to develop comprehensive downstream vertical integration by acquiring pork processing facilities.  In order to support this strategy, the Company continues to develop and refine its breeding techniques.